UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2008

NEOPHARM, INC.

Delaware	33-90516	51-0327886
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
101 Waukegan Rd., Suite 970, Lake Bluff, Illinois	60044
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 887-0800

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 12, 2008, NeoPharm, Inc. (the "Company") announced that effective June 13, 2008, the listing of the Company's common stock will be transferred from the NASDAQ Global Market to the NASDAQ Capital Market. As previously reported, on December 26, 2007 the Company received a letter from the NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). The letter stated that the Company had until June 23, 2008 to regain compliance. The letter also stated that, as an alternative, the Company could apply to transfer the listing of its common stock to the NASDAQ Capital Market if the common stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market.

Prior to June 23, 2008, the Company submitted a transfer application to NASDAQ to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. On June 11, 2008, NASDAQ approved the transfer application effective June 13, 2008, and the Company expects to be afforded an additional compliance period of 180 calendar days after June 23, 2008, to comply with the minimum bid price requirement of the NASDAQ Capital Market.

The Company's common stock will continue to trade under the symbol "NEOL." The NASDAQ Stock Market operates both the NASDAQ Global Market and the NASDAQ Capital Market. All companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on the NASDAQ Global Market.

On June 12, 2008, the Company issued the press release attached to this Current Report as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits

(d)             Exhibits.

99.1   Press Release of NeoPharm, Inc., dated June 12, 2008, reporting transfer of trading in NeoPharm common stock from the NASDAQ Global Market to the NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEOPHARM, INC.

Date:	June 12, 2008

		By:	/s/ Laurence P. Birch
		Name:	Laurence P. Birch
		Title:	President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)